UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2022

ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2022, Archaea Energy Inc. (the “Company”) and LFG Acquisition Holdings LLC, a subsidiary of the Company (“Opco”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BP Products North America Inc., a Maryland corporation (“Parent”), Condor RTM Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Condor RTM LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Opco Merger Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Company Merger”), and Opco Merger Sub will be merged with and into Opco with Opco continuing as the surviving company and a wholly owned subsidiary of Parent (the “Opco Merger” and, together with the Company Merger, the “Mergers”).

Effect on Company Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Company Merger (the “Effective Time”), (i) each share of Class A common stock, par value $0.0001 per share, of the Company (the “Company Class A Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Class A Common Stock that are held by the Company as treasury stock or owned by Parent, Merger Sub, Opco Merger Sub or any other subsidiaries thereof, or any shares of Company Class A Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive $26.00, without interest thereon (the “Per Share Price”), (ii) each share of Company Class A Common Stock that is held by the Company as treasury stock or owned by Parent, Merger Sub, Opco Merger Sub or any other subsidiaries thereof, in each case, as of immediately prior to the Effective Time, will be automatically cancelled and extinguished without conversion thereof or consideration paid therefor and (iii) each share of Class B common stock, par value $0.0001 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”) will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor.

Effect on Opco Units

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Opco Merger (the “Opco Merger Effective Time”), (i) each Class A Unit of Opco (each, an “Opco Unit”) held by a holder other than the Company or any of its subsidiaries (such holders, the “Specified Opco Holders”) issued and outstanding as of immediately prior to the Opco Merger Effective Time will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to the Per Share Price and (ii) each Opco Unit held by the Company or any of its subsidiaries immediately prior to the Opco Merger Effective Time will become an equivalent number of limited liability company interests of the surviving Opco held by the Company, as the surviving corporation in the Company Merger.

Representations and Warranties and Covenants

The Company, Opco, Parent, Merger Sub and Opco Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement. Among other things and subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, each of the Company and Opco has agreed to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business and preserve intact in all material respects its business and preserve its commercial relationships with counterparties, suppliers, distributors and third parties and not to take certain actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

The Merger Agreement also contains a customary “no shop” provision that, in general, restricts the Company’s ability to solicit third-party acquisition proposals or provide information to, or engage in discussions or negotiations with, third parties regarding, or that would reasonably be expected to lead to, any acquisition proposal. The no shop provision is subject to a customary “fiduciary out” provision that allows the Company, prior to receiving the approval of the Company’s stockholders, under certain circumstances and in compliance with certain obligations, to provide information, afford access to personnel and joint venture partners and participate in discussions and negotiations with respect to unsolicited third-party acquisition proposals that could reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement) and, subject to compliance with certain obligations, to terminate the Merger Agreement and accept a Superior Proposal upon payment to Parent of the Company Termination Fee discussed below.

Treatment of Company Equity Awards

Each award of restricted stock units of the Company (“Company RSUs”) that is outstanding and vested as of immediately prior to the Effective Time and each Company RSU that is held by a non-employee director of the Company immediately prior to the Effective Time, and each award of performance-based restricted stock units of the Company (“Company PSUs”) that is outstanding and vested as of immediately prior to the Effective Time (“Vested Company RSUs” and “Vested Company PSUs,” respectively) and, with respect to each holder of Company RSUs or Company PSUs, 50% of such holder’s Company RSUs and such holder’s Company PSUs that are outstanding and unvested as of immediately prior to the Effective Time (“Deemed Vested Company RSUs” and “Deemed Vested Company PSUs,” respectively) will, in each case, automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Class A Common Stock subject to such Vested Company RSU or Deemed Vested Company RSU or such Vested Company PSU or Deemed Vested Company PSU (with Deemed Vested Company PSUs being deemed achieved at maximum performance), respectively, as of immediately prior to the Effective Time.

Each award of Company RSUs and Company PSUs that is outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU or Deemed Vested Company RSU (an “Unvested Company RSU”) or a Vested Company PSU or Deemed Vested Company PSU (an “Unvested Company PSU”), respectively, will, in each case, automatically, at the Effective Time, be cancelled and converted into an award representing the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Class A Common Stock subject to such Unvested Company RSU or Unvested Company PSU (with Unvested Company PSUs being deemed achieved at maximum performance), respectively, as of immediately prior to the Effective Time (a “Deferred Cash RSU Award” or “Deferred Cash PSU Award,” respectively). Each Deferred Cash RSU Award or Deferred Cash PSU Award will, subject to the holder’s continued service with Parent or its affiliates through the applicable vesting dates, generally vest and be payable on the earlier of (A) the same time as the Company RSU or Company PSU for which the Deferred Cash RSU Award or Deferred Cash PSU Award, respectively, was exchanged would have vested and been payable pursuant to its service-based vesting schedule and (B) the first anniversary of the date of the Effective Time.

Treatment of Company Warrants

Each of the Company’s warrants (the “Warrants”) will be redeemed for cash immediately following the Opco Merger Effective Time in accordance with the terms of the Warrant Agreement (as defined below) and the Warrant Agreement Amendment (as defined below). Holders of the Warrants will be entitled to receive, following the Opco Merger Effective Time, the net cash consideration described in the Warrant Agreement Amendment, which is summarized below under “Warrant Agreement Amendment.”

Closing Conditions

The closing of the Mergers (the “Closing”) is conditioned on certain conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company Common Stock, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) approvals and clearances by the Federal Energy Regulatory Commission (“FERC”) and (iv) other customary conditions for a transaction of this type, such as the absence of any legal restraint prohibiting the consummation of the Mergers and the absence of any Company Material Adverse Effect (as defined in the Merger Agreement).

Termination Rights

The Merger Agreement contains certain customary termination rights for the Company and Parent, including (i) if the Company Merger is not consummated by 11:59 p.m., New York City time, on July 16, 2023 (subject to an automatic extension until October 16, 2023 under certain circumstances for the purpose of obtaining certain regulatory approvals, in either case, the “Termination Date”), (ii) if the required approval by the holders of a majority of the outstanding shares of the Company Common Stock (the “Requisite Stockholder Approval”) is not obtained, (iii) if the other party breaches its representations, warranties or covenants in a manner that would cause the conditions to the Closing set forth in the Merger Agreement to not be satisfied and fails to cure such breach or (iv) if any legal restraint prohibiting the consummation of the Mergers has become final and non-appealable. In addition, subject to compliance with certain terms of the Merger Agreement, (A) the Merger Agreement may be terminated by the Company (prior to obtaining the Requisite Stockholder Approval) in order to enter into a definitive agreement providing for a superior proposal and (B) the Merger Agreement may be terminated by Parent if the Company’s board of directors changes its recommendation.

Termination Fees

If (i) the Merger Agreement is validly terminated by (A) Parent or the Company, if the Company Merger has not occurred by the Termination Date (provided that at the Termination Date (x) the Requisite Stockholder Approval has not been obtained or the Company stockholder meeting to approve the Mergers has not been held prior to the Termination Date or (y) Parent has the right to terminate due to the Company’s uncured breach of its representations, warranties and covenants set forth in the Merger Agreement), (B) Parent or the Company, if the Company fails to obtain the Requisite Stockholder Approval or (C) Parent due to the Company’s uncured breach of its representations, warranties and covenants set forth in the Merger Agreement, (ii) prior to such termination, a third party publicly announces and (in the case of a termination at a time when the Company has failed to obtain the Requisite Stockholder Approval) does not withdraw a proposal for an alternative control transaction with the Company at least one business day before the Company fails to obtain the Requisite Stockholder Approval and (iii) within one year following such termination, the Company consummates or enters into a definitive agreement providing for an alternative control transaction that is subsequently consummated (or is terminated but a subsequent alternative control transaction is then consummated), the Company will be required to pay Parent a termination fee equal to $114,500,000 (the “Company Termination Fee”). The Company is also required to pay the Company Termination Fee if (i) Parent terminates the Merger Agreement because the board of directors of the Company changes its recommendation regarding the Mergers or (ii) if, prior to obtaining the Requisite Stockholder Approval, the Company terminates the Merger Agreement to enter into a definitive agreement providing for an alternative control transaction the board of directors of the Company deems to be superior to the Mergers, if the Company has complied in all material respects with its non-solicitation covenant with respect to such superior proposal.

If the Merger Agreement is validly terminated by Parent or the Company (i) if any judgment, law or order prohibiting the Mergers in respect of, pursuant to or arising under any antitrust law has become final and non-appealable or because FERC has not yet issued an order authorizing the Mergers or (ii) if the Company Merger has not occurred by the Termination Date and, in either case, at the time of such termination (A) any regulatory condition to Closing is not satisfied and (B) all other conditions to the obligations of Parent to consummate the Mergers have been satisfied or waived, Parent will be required to pay the Company a termination fee equal to $327,200,000 (the “Parent Termination Fee”).

The foregoing description of the Merger Agreement and the Mergers is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the copy of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement and the above description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company or Parent. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company or Parent. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. Further, investors should read the Merger Agreement not in isolation, but only in conjunction with the other information that the respective companies include in reports, statements and other filings they make with the Securities and Exchange Commission (the “SEC”).

Voting Agreement

Concurrently with the execution of the Merger Agreement, certain stockholders of the Company executed a voting agreement (the “Voting Agreement”) in favor of Parent, pursuant to which such stockholders have agreed, among other things, to vote all shares of Company Common Stock owned by them, collectively constituting approximately 27% of the outstanding shares of Company Common Stock, in favor of the approval and adoption of the Merger Agreement.

The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the copy of the Voting Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Amendment to the Warrant Agreement

In connection with the entry by the Company and Opco into the Merger Agreement, on October 16, 2022, the Company, Opco and Continental Stock Transfer & Trust Company (the “Warrant Agent”) entered into Amendment No. 1 to Warrant Agreement (the “Warrant Agreement Amendment”), which amends the Warrant Agreement, dated as of October 21, 2020 (the “Warrant Agreement”), by and between the Company (formerly known as Rice Acquisition Corp.), Opco (formerly known as Rice Acquisition Holdings LLC) and the Warrant Agent. Pursuant to the Warrant Agreement Amendment, immediately following the Opco Merger Effective Time, each Warrant that is issued and outstanding immediately prior to the Effective Time will be automatically redeemed for the right to receive an amount, in cash, equal to (i) the Per Share Price minus (ii) the Warrant Price (as defined in the Warrant Agreement and which is currently $11.50) as reduced pursuant to the calculation provided in Section 4.4 of the Warrant Agreement (the “Per Warrant Redemption Amount”), without interest. Following the Effective Time, no Warrant shall entitle the holder thereof to receive any equity or other securities of the Company, Opco or any of their affiliates and all Warrants will be cancelled and cease to exist. In addition, pursuant to the Warrant Agreement Amendment, the Warrant Agreement (except with respect to the right to receive the Per Warrant Redemption Amount) will be automatically terminated immediately following the Opco Merger Effective Time. In the event the Merger Agreement is terminated in accordance with its terms, the Warrant Agreement Amendment will automatically terminate and become null and void.

The foregoing description of the Warrant Agreement Amendment is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the copy of the Warrant Agreement Amendment attached hereto as Exhibit 10.2 and incorporated herein by reference.

Amendment to the Second Amended and Restated Limited Liability Company Agreement of Opco

In connection with the entry by the Company and Opco into the Merger Agreement, on October 16, 2022, Opco, the Company and certain holders of Opco Units, entered into the First Amendment to the Second Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLC Agreement Amendment”). The Opco LLC Agreement Amendment authorizes the Company, as the managing member of Opco, to appoint a unitholder representative to act on behalf of the holders of Opco Units in connection with certain tax matters, as contemplated by Section 6.17 of the Merger Agreement.

The foregoing description of the Opco LLC Agreement Amendment is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the copy of the Opco LLC Agreement Amendment attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 17, 2022, the Company issued a press release announcing the execution of the Merger Agreement. The press release is furnished hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings.

Important Information and Where to Find It

This Current Report on Form 8-K is being made in respect of the pending Mergers involving the Company, Opco and Parent. The Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending Mergers. When completed, a definitive proxy statement will be mailed to the Company’s stockholders. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGERS AND ANY OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGERS.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at www.archaeaenergy.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the pending Mergers. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Post-Effective Amendment No. 1 to Form S-1 filed with the SEC on August 24, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the proposed Mergers when they become available. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which include all statements that do not relate solely to historical or current facts. Forward-looking statements may relate to expectations for future financial performance, business strategies or expectations for the Company’s business. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on the current expectations of the Company’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of any such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (i) the risk that the proposed Mergers may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company Common Stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed Mergers, including the receipt of certain regulatory approvals; (iii) the failure to obtain the Requisite Stockholder Approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers and others with whom it does business, in light of the proposed transaction; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed Mergers; (x) potential litigation relating to the Mergers that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the Mergers that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, war or hostilities or the COVID-19 or other pandemic, as well as management’s response to any of the aforementioned factors; (xiv) the impact of adverse general and industry-specific economic and market conditions; and (xv) other risks described in the Company’s filings with the SEC, including the risks and uncertainties described in the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or in the Company’s subsequent Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the Company’s management prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Mergers and/or the Company’s consolidated financial condition, results of operations or liquidity. You should not place undue reliance on these forward-looking statements.

Forward-looking statements speak only as of the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of October 16, 2022, by and among BP Products North America Inc., Condor RTM Inc., Condor RTM LLC, LFG Acquisition Holdings LLC and Archaea Energy Inc.
10.1	Voting and Support Agreement, dated as of October 16, 2022, by and among BP Products North America Inc. and the stockholders listed on the signature pages thereto.
10.2	Amendment No. 1 to Warrant Agreement, dated as of October 16, 2022, by and among Archaea Energy Inc., LFG Acquisition Holdings LLC and Continental Stock Transfer & Trust Company.
10.3+	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of LFG Acquisition Holdings LLC, dated as of October 16, 2022.
99.1	Press release dated October 17, 2022.
99.2	Letter to employees from the Chief Executive Officer on October 17, 2022.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

+	The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule (or similar attachment) upon the request of the SEC in accordance with Item 601(a)(5) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2022

ARCHAEA ENERGY INC.

By:	/s/ Edward P. Taibi
Name:	Edward P. Taibi
Title:	General Counsel and Executive Vice President of Strategic Initiatives and Government Affairs